FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES PRELIMINARY (UNAUDITED) 2012 YEAR-END FINANCIAL RESULTS

Projects Positive Operating Cash Flow for 2013

Edgewood, N.Y. (February 6, 2013) - CPI Aerostructures, Inc. (“CPI Aero®”)  (NYSE MKT: CVU) announced today preliminary (unaudited) results for the year ended December 31, 2012.  The Company plans to issue its 2012 audited final results on March 8, 2013.

2012 Preliminary (Unaudited) Results vs. 2011 Audited Results:

•	Revenue of approximately $89.6 million, an increase of 21% from $74.1 million
•	Net income of approximately $11.1 million, an increase of 50% from $7.4 million
•	Net income per diluted share of $1.42, an increase of 37% from $1.04
•	Gross margin exceeded our expected range of 25%-27%

Edward J. Fred, CPI Aero’s President & CEO, stated, “2012 was the best year in CPI Aero’s history in terms of revenue and net income; however we underestimated the severity of the marketplace uncertainty that weighed on our industry for the better part of 2012.   We have reported for some time that the looming threat of forced, across-the-board government spending cuts, known as sequestration, had resulted in delayed contract decisions by many prime contractors in the aerospace and defense sector, including our customers.   In our method of accounting, CPI Aero begins recording revenue against contracts as costs are incurred and therefore the timing of receipt of contract awards has an impact on total revenue.  In November 2012, when we lowered our 2012 guidance (initially provided in late 2011), we had expectations that new defense and non-defense subcontract awards were forthcoming, with sufficient time remaining until the end of the year to generate revenue to achieve the new guidance.  While we did receive an expected significant commercial contract before 2012 year-end, it came too late to book meaningful revenue in the fourth quarter.  Additionally, a large defense contract which we expected to receive in late 2012 is currently projected to be received during the first quarter of 2013.”

Mr. Fred concluded, “Sequestration is expected to become law on March 1, 2013, unless Congress acts to avert it.  We plan to announce our 2013 guidance once the federal budget situation becomes sufficiently defined. Regardless of whether sequestration occurs, we believe that its very threat will impact our business in 2013.  We now believe that 2013 revenue and earnings will be lower than 2012 and the results will be similar to those of 2011, which was the second best year in the history of the Company. We further expect that product shipments will be greater in 2013 than in 2012 as many of our programs transition from development to production.  These increasing shipments, combined with less spending for startup costs associated with new contracts and a decline in non-recurring expenses on our maturing programs, is expected to result in positive cash flow from operations of approximately $3 million dollars.”

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the  MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, the E-3 Sentry AWACS jet, the Embraer Phenom 300 light business jet and the New Cessna Citation X.  CPI Aero is included in the Russell 2000® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2011 and CPI Aero’s Form 10-Q for the quarters ended March 31, 2012, June 30, 2012  and September 30, 2012.

CPI Aero is a registered trademark of CPI Aerostructures, Inc.

Contact
Vincent Palazzolo	Investor Relations Counsel
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
631/586-5200	212/836-9611
www.cpiaero.com	www.theequitygroup.com

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